September 1, 1998

Mr. Larry Hohl
8220 East Aster Drive
Scottsdale, AZ 85260

Dear Larry:

We are pleased to extend to you an offer of employment for the position of Executive Vice President, Senior Operating Officer for Storage USA Inc. (the "Company"). The job description for the position is attached. Because our hope is that you will transition to the President and Chief Operating Officer position within 12 months, assuming personal performance, we are offering you an employment package that reflects the President and COO level, rather than the EVP level.

Your base salary will be at a rate of $325,000 a year. It will be earned and paid every other week. Currently our pay periods end on a Friday with paychecks issued the following Tuesday. Your compensation will be reviewed annually with increases, if any, based on your performance and the performance of the Company. Historically, annual salary reviews occur in July and are pro-rated if you've been employed for less than one year. You will be eligible for your first increase on July 1, 1999.

As part of your employment package, you will be eligible for:
o A performance bonus with a target of 60%, and a range of between 42% and 78%, of base salary paid during the year. The target bonus is achievable if the Company meets its financial goal for the year. If the Company only achieves "threshold" financial performance during the year, the maximum bonus would be 42%. If the Company achieves "superior" financial performance during the year, the maximum bonus would be 78%. In 1998, threshold, target and superior performance is based on achieving 8%, 10% and 12% growth in FFO per share, respectively. The Board of Directors reserves the right to adjust those targets annually. For any FFO growth above threshold, the bonus is paid on a graduated scale. If, for example, the Company achieves 9% FFO growth, the maximum bonus amount paid would be 51%, representing the midpoint between the 42% threshold and the 60% target. If Storage USA fails to achieve threshold financial performance during the year, no bonus would be payable. The bonus is determined based on 50% tied to individual objectives, which will be set by the CEO, and 50% tied to Company performance. The bonus will be prorated for 1998 and is payable subject to your being in the employment of the Company when bonuses are paid. Historically, annual bonuses have been paid in February.
o Storage USA, Inc. stock options on 75,000 shares, pursuant to the 1993 Omnibus Stock Plan, which is attached. The exercise price of the options will be the closing price of the stock on your first day of employment. The options are for a ten-year period and will vest in equal installments over a five-year period.
o Annual long-term incentives, valued at 125% of base pay, consisting of stock options (pursuant to the 1993 Omnibus Stock Plan) with a target value equal to 75% of base pay and Shareholder Value Plan "performance units" with a target value of 50% of base pay.
     Stock options: Currently, the Compensation Committee of the Board of Directors (the "Compensation Committee") intends to value the options using a "present value method" which assumes 2% compound annual real growth (5%, less 3% inflation) over the 10-year term of the options, giving each option an expected "present value" of $7.48, based on the August 21 closing price of Storage USA, Inc. shares. As an example, based on that expected value, you would receive 32,586 options (($325,000 base salary x 75%) / $7.48), beginning in December 1999, and annually thereafter. Using this formula, the number of options you would receive each year would change to reflect any changes in base salary as well as any changes in our share price, which would change the "present value" of any future grants of options. The options are for a 10-year term and vest over 5 years in equal installments. The Compensation Committee reserves the right to change its method of valuing the options.
     Shareholder Value Plan: Annually, you would receive Shareholder Value Plan "performance units" with a target value of 50% of base pay. We plan to implement the SVP on January 1, 1999. Based on your initial base pay, you would receive 163 performance units, based on a target value of $1,000 each. (($325,000 base salary x 50%)/$1,000). Using this formula, the number of SVP units you would receive each year would change to reflect any changes in base salary. The units initially would be issued January 1, 1999, and annually each January 1 thereafter. The units have a target value of $1,000 at the end of their three-year term, with a range of $500 to $3,000. Target value is achieved if Storage USA's total shareholder return over the three-year term equals 110% of the NAREIT Equity REIT Total Return Index, or such other comparable performance measure as designated by the Compensation Committee; threshold value of $500 is achieved if our return equals 100% of the index; and maximum value of $3,000 is achieved if our return is 150% or more of the index. SVP units are paid on a graduated scale above threshold. The units have no value if the return on Storage USA Inc. shares is below threshold.
o The right to purchase up to 50,000 shares of Storage USA, Inc. stock under the Company's 1995 Employee Stock Purchase and Loan Plan, which is attached. The purchase price of the shares is the closing price on the date that you and your spouse sign the promissory note, and the interest rate of the loan is equal to the dividend rate at that time. You will have 60 days from your first day of employment to sign the note.
o    A one-time signing bonus of two months of base salary,  payable as follows:
     $27,083 at time of hire and $27,083 on January 1, 1999.
o Eligibility for the benefits specified in the Storage USA, Inc. Corporate Policies and Procedures Manual, as may be modified from time to time. You also are eligible for relocation benefits as described in our relocation policy, which has been revised since the latest P&P manual and will be sent to you under separate cover. The Company would be happy to consider, within reason, any alternative relocation benefits that work better for you than our policy as described (e.g., a short-term bridge loan instead of an outright purchase of your house). You would be eligible for health benefits on your date of hire.

In addition, you would be entitled to a payment (a "Termination Payment") equal to two years base salary at the time of termination if you leave the employment of Storage USA because:
a) There is a change in control of the Company, as defined in the 1993 Omnibus Stock Plan, and your job is eliminated or your responsibilities are significantly diminished, and you choose not to take another equivalent position within Security Capital Group or its affiliated companies.
b) You are terminated without "cause" or have your job duties significantly diminished. Failing to be promoted to the President & COO position would not be considered a "significant diminishment" in responsibilities. The company may terminate your employment for "cause", which means, without limitation, failure to satisfactorily perform the duties and responsibilities of the position in all material respects as described in the attached job description, as may be revised from time to time by the CEO; willful failure to carry out the reasonable and material instructions of the CEO; embezzlement of the company's assets; fraud, misrepresentation, theft or violations of law or company policies (other than minor traffic violations or similar offenses). If you are terminated for "cause", you do not receive a Termination Payment as described above, but could be eligible for an alternative severance package at the discretion of the Compensation Committee.

You agree that, for two years following the receipt of a Termination Payment, you will not, within the U.S., directly or indirectly work for or hold any equity interest or other interest in any entity that, as of the date of your termination, is in any line of business directly competitive to that of the Company.

The provisions of the 1993 Omnibus Stock Plan govern the vesting of options granted under that plan in the event of a change of control. The vesting of the Shareholder Value Plan follows the same provisions as the 1993 Omnibus Stock Plan for change of control and termination. Any retained SVP units do not pay out until the end of their three-year terms. Please excuse the formality of this, but for legal reasons we also need to let you know that the terms of this letter do not imply employment for a specific period of time. Your employment with us - like all of our employees - is "at will," which means either you or the Company can terminate it at any time, with or without cause. However, termination of your employment by the Company without cause will result in the above-described payments. This statement is the entirety of your agreement with the Company on the subject of the duration of your employment.

We appreciate and expect your keeping this offer and its terms in complete confidence.

I am excited about the prospects of your working with Storage USA, and I'm very hopeful that you will accept this offer. If you choose to accept this offer, please sign a copy of this letter in the space below and return it to me. Your signature will indicate acceptance of employment pursuant to these terms. All of us at Storage USA look forward to seeing you on as soon as possible. If you have any questions, or would like to discuss this offer, please do not hesitate to call me.

Sincerely,



Dean Jernigan

I hereby accept this offer on the above terms by the following acknowledgement:



/s/ Larry D. Hohl                                             September 2, 1998
---------------------------                                   -----------------
Candidate's Signature                                         Date of Acceptance

July 24,1998

Mr. John W. McConomy
2900 Waterleaf Drive
Germantown, TN 38138

Dear John:

We are pleased to extend to you an offer of employment for the position of Executive Vice President & General Counsel for Storage USA. The position will report to the Chief Executive Officer.

Your employment will begin at your earliest convenience. Your base salary will be at a rate of $195,000 a year, and will be earned and paid every other week. Currently our pay periods end on a Friday with paychecks issued the following Tuesday. Your compensation will be reviewed annually with adjustments based on your performance and the performance of the company. Historically, annual salary reviews occur in July and are pro-rated if you've been employed for less than one year. Your will be eligible for your first increase on July 1, 1999.

As part of your employment package, you will be eligible for:

o A discretionary performance bonus with a range of 30% to 50% of your base salary paid during the year. The bonus will be prorated for 1998 and is payable subject to your being in the employment of the company when discretionary bonuses are paid. Historically, annual bonuses have been paid in February.

o Benefits specified in the Storage USA, Inc. Corporate Policies and Procedures Manual, as may be modified from time to time. The attached brochure provides a general overview of the benefits for which you are eligible. Please note that we have a 30-day waiting period before you will become eligible for our health care plan, so you should contact your current employer regarding continuing your health coverage through its COBRA plan.

o Storage USA stock options on 50,000 shares. The exercise price of the options will be the closing price of the stock on your first day of employment. The options are for a ten-year period and will vest in equal installments over a five-year period. You must be an employee of the company for any vesting to occur.

o The purchase of 20,000 shares of Storage USA stock within our Employee Stock Purchase Plan. The attached Proxy will describe the details of this program as well as our stock option program.

     In addition, Storage USA historically has offered additional benefits that include:

o    Holiday bonus.

o Profit-sharing contributions to a 401K plan at a level of 3% of base compensation paid during the year in which you become eligible for the plan; currently, you become eligible after six months of employment.

It is further understood that in the event the company terminates your employment without cause your severance pay will be 1 1/2 times your base salary at that time and all unvested options will vest. You will be given six months to repay your stock purchase loan.

These additional benefits are reviewed annually and may or may not continue based on management guidelines and discretion at the time they are reviewed.

John, we are extremely pleased with the opportunity of you joining our company. I look forward to a long and successful relationship with you.


Sincerely,

/s/ Dean Jernigan

Dean Jernigan

DJ/da
Encls.  Storage USA Employee Benefit Brochure
        Storage USA Proxy

I hereby accept this offer by the following acknowledgement:

/s/ John McConomy                                7-25-98
------------------------------------------------------------------------------
John McConomy                                Date of Acceptance

May 15,1996


Mr. Richard Stern
4136 N. Walnut Avenue
Arlington Heights, IL 60004


Dear Rich:

Please accept this letter as an outline of the conditions under which you will become and operate as an employee of Storage USA, Inc. ("SUS") effective June 1, 1996.

1. The Employee Handbook and all policies and procedures of SUS (as amended from time to time) will be in force except as specifically amended herein.

2. Your title shall be Senior Vice President - Development.

3. Your base compensation shall be $125,000 per year payable in installments bi-weekly.

4. Your base compensation and performance shall be reviewed annually in June or July.

5. You shall be entitled to four weeks of vacation and three personal days in addition to other normal company holidays.

6. Upon acceptance of employment you shall receive options pursuant to the terms and conditions of the 1993 Omnibus Stock Plan, a copy of which is attached as Exhibit A hereto, to purchase 15,000 shares of SUS stock at the closing price of the stock on the date of acceptance of this employment offer. Your rights to exercise shall vest 1/3 upon acceptance, 1/3 twelve months later, and 1/3 twelve months later.

7. A condition of your employment shall be that upon notice from the company, you shall be obligated to relocate your employment location to Columbia, MD, at the company's expense, provided SUS gives you six months notice. SUS shall reimburse you for three trips by you and your wife (one trip may include your children) to the Columbia, MD area for the purpose of seeking a residence and/or investigating the area.

8. Upon acceptance of employment you shall receive the right pursuant to the terms and conditions of the 1995 Stock Purchase and Loan Plan to purchase up to 10,000 shares of SUS stock at the closing price of the stock on the date you decide to initiate the purchase of the stock. SUS shall make available to you a loan in an amount equal to 100% of the stock you decide to purchase (up to 10,000 shares) at a flat interest rate of 7% for seven years. All dividends/distributions on the stock shall be used to pay firstly any interest on the loan and secondly to repay principal. The loan shall be fully recourse to you and your wife and secured by the stock.

9. Should SUS terminate your employment during the first three years thereof other than for cause, you shall be entitled to receive as severance an amount equal to twelve months of base compensation.

10. The board of directors of SUS determines what bonuses will be paid on an annual basis. It is expected that bonuses for a senior vice president would equal 25% - 40% of your base compensation but the final determination shall rest solely with the board.

11. You shall be entitled to receive a special commission of $50,000 per property, payable at or within seven days of closing, for the first four properties you are instrumental in acquiring on the company's behalf. SUS shall guarantee that during the first two years of your employment it shall either acquire four properties with which you are instrumentally involved, or, if the company acquires less than four properties, it shall pay you $50,000 for each property less than four. You agree that any consulting and/or brokerage fees payable to you by any entity other than SUS (which fees relate to property acquired by SUS) shall either be used to offset all or part of the $50,000 commissions referenced above or shall be otherwise paid to SUS, or offset against financial obligations between SUS and you, or netted against the price paid for a property (if possible), as SUS may choose (assuring that there are no adverse tax consequences to you).


We are extremely pleased at the prospect of you becoming a SUS employee at your earliest convenience. Please advise should you have any questions.



Sincerely,

/s/ Dean Jernigan

cc: Jesse Morgan

                                               Accepted By:

                                               /s/  Richard B. Stern
                                               -------------------------------
                                               Richard B. Stern

                                               Date: May 20, 1996

                              EMPLOYMENT AGREEMENT


     This Agreement made this 6th day of December, 1995, between Storage USA, Inc., a Tennessee corporation ("Storage"), and Morris J. Kriger ("Employee").

     WHEREAS, Storage desires to assure itself that the experience and skill of Employee will be available to Storage,

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound thereby, Storage and Employee hereby agree as follows:

     1. Employment and Employment Period. Storage shall employ Employee to serve for a period commencing on the date hereof and ending March 31, 2001 ("Employment Period"). It is understood that Employee shall be the Executive Vice President -- Acquisitions of Storage, its successors or assigns. Storage is entitled to Employee's best efforts to discharge of the duties of such office, and Employee cannot be denied the hereinafter mentioned compensation so long as Employee performs such duties, or is restrained from so performing by the directions and/or instructions as hereinafter specified. It is understood that Employee shall have full authority to head the acquisition operation of Storage in accordance with the general business plans, policies and guidelines of Storage. Employee shall normally receive such directions and/or instructions from Dean Jernigan or his successor as Chairman and Chief Executive Officer of Storage. Employee shall not be required to answer to, or be instructed by any other officer, although Employee acknowledges that for purposes of any chart of corporate structure, Employee may be shown reporting to the President of Storage. It is understood that Employee, as Executive Vice President -- Acquisition, shall have full authority in the management decisions pertaining to the day-to-day acquisition operations of Storage and that the general business plans, policies and guidelines of Storage to which such authority is subject, shall be the general plans, policies and guidelines of Storage. Any attempt to relieve Employee of his authority or duties hereunder or to diminish the position or responsibilities of Employee hereunder, without cause as defined in
Section 5 hereof, whether in name or in fact, shall be deemed a breach hereof by Storage, and Employee shall continue to receive his compensation during the full Employment Period, but shall have no further obligation to perform any services of behalf of Storage. The offices where Employee shall normally perform such services shall not be located outside Shelby County, Tennessee, so that Employee will not be obligate to relocate.

     2. Compensation. As annual compensation for Employee's services hereunder during the Employment Period, commencing February 15, 1996, Storage agrees to pay One Hundred Seventy-Five Thousand Dollars ($175,000), payable on the same periodic basis as other executive level employees. Employees annual compensation shall be increased from time to time on the same basis as other executive level employees. During the Employment Period, Employee shall also be entitled to receive the same bonus and incentive compensation benefits provided to other executive level employees. During the Employment Period, Employee shall also be entitled to receive the same employee benefits provided to other executive level employees, such as group medical, hospitalization, health life and disability insurance, 401K, pension plans, profit sharing plans or other retirement type plans and programs and reasonable vacations without cessation of compensation. Employee shall be entitled to reimbursement of accountable business expenses consistent with Storage's practices.

     3. Initial Loan. Employee shall be and is hereby granted a loan, as of February 9,1996, sufficient to acquire twenty thousand (20,000) shares of Storage. The loan shall be evidenced by a promissory note executed by Employee and secured by such shares. The loan shall bear interest at seven percent (7%) per annum (the shares current dividend rate) and be payable quarterly from such dividend. If the dividend on such shares exceeds the interest payment due, the balance will be used to repay the loan. The loan will mature in seven (7) years. The loan and the share acquisition shall be as of the date hereof.

     4 Options and Grants. Employee shall be and is hereby granted, as of the date hereof, the option to acquire fifty thousand (50,000) shares of Storage pursuant to the 1993 STOCK OPTION PLAN adopted by Storage. This option shall vest one-third (1/3) annually and shall be exercisable for a ten (10) year period. In addition, Employee shall be entitled to additional options, grants or other share acquisition opportunities on the same basis (cost, frequency, quantity, vesting and term), from time to time, as awarded to other executive level employees, as determined by the compensation committee.

     5. Termination for Cause. Upon thirty (30) days written notice to Employee specifying the cause, Storage shall have the right to terminate the employment of Employee for cause, without further obligation to Employee for Employee's compensation, as provided in Section 2 of this Agreement. Cause shall mean the willful failure and, after notice, refusal by Employee to perform the duties of Employee, subject to the provisions of Section 1 of this Agreement or Employee's conviction of a felony. Neither the volume of Acquisitions, nor the income of Storage shall be deemed to be cause for termination under this Section 5.

     6. Employee as Lawyer. Storage acknowledges that Employee has practiced law for more than thirty (30) years. In consideration of Employee's professional status, Storage agrees that Employee shall be entitled to attend professional seminars no less frequently than are required by the State Bar of Tennessee. Storage agrees to pay Employee's professional dues and the expenses of attending such professional seminars.

     7. Remedies for Breach. In the event of a breach by Employee, Storage's sole remedy shall be the forfeiture by Employee of any unearned compensation remaining, owing to Employee for the Employment Period. In the event of a breach by Storage, employee shall be entitled to all compensation which Employee would have received during the Employment Period, as if there had been no such breach, but Employee shall have no obligation to perform any services under this Agreement for the remainder of the Employment Period. Payments hereunder shall be remitted directly to the Employee.

     8. Entire Agreement. This Agreement contains the entire agreement between the parties. It may not be changed orally, but may be changed only by an agreement, in writing, signed by the party against whom enforcement thereof is sought.

     9. Assignment. This Agreement shall inure to the benefit of, and be binding upon Storage, its successors and assigns, and upon Employee.

     10. Severability. If for any reason whatsoever, a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, all other provisions of the Agreement shall remain valid and fully enforceable.

     11. Governing Law. This Agreement and the obligations of the parties hereunder shall be governed by, and construed under, the laws of the State of Tennessee.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year first written above.


                                             EMPLOYEE:

                                             /s/ Morris J. Kriger
                                             ---------------------------------
                                             Morris J. Kriger


                                             STORAGE:

                                             Storage USA, Inc.

                                             By: /s/ Dean Jernigan
                                                -------------------------------
                                                Dean Jernigan, Chairman